UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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TETRA TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

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April 26, 2018

Dear Fellow Stockholders:

We seek your support at our 2018 annual meeting of stockholders and ask that you vote:

FOR Proposal 3, the approval, by non-binding vote, of our named executive officer compensation as disclosed in our Proxy Statement for the 2018 annual meeting of stockholders (the “Say-on-Pay Proposal”).

In its 2018 report, Institutional Shareholder Services Inc. (“ISS”) recommended that its clients vote against the Say-on-Pay Proposal.  The recommendations were primarily driven by a perceived “pay-for-performance misalignment.”  We respectfully disagree with ISS’s recommendation for the reasons presented herein.  As outlined in our Proxy Statement and this supplemental disclosure:

▪	TETRA executives’ pay aligns with performance and business strategy;
▪	TETRA financial results are strong compared to peers; and
▪	Our Compensation Committee is responsive to best practices and stockholder input.

We value your support of TETRA and ask that you vote "FOR" the Say on Pay Proposal at our annual meeting.

Thomas R. Bates, Jr.,

Chairman of the Compensation Committee

EXECUTIVE SUMMARY

➢	Pay for performance is integral to compensation philosophy at TETRA
➢	Realized CEO pay in 2017 was half of target consistent with low Total Shareholder Return (“TSR”)
➢	84% of target CEO pay is at risk
➢	CEO pay ranks below midpoint of TETRA’s and ISS’ peers
➢	Glass-Lewis supports Say on Pay proposal
➢	Data shows TETRA’s performance exceeds CEO pay relative to TETRA’s and ISS’ peers
➢	Industry downturn during 2014-2017 lead to low TSR
➢	Significant accomplishments include:
▪	Accretive acquisition in water management business (commenced in 2017 and completed in Q1 of 2018)
▪	Sale of loss-generating TETRA Offshore Services division (commenced in 2017 and completed in Q2 of 2018)
▪	Elimination of asset retirement obligations associated with Offshore Services (commenced in 2017 and completed in Q2 2018)
▪	Strong balance sheet at TTI
▪	Improved balance sheet at CCLP
▪	Top quartile TSR relative to TETRA’s and ISS’ peers from 2015 to 2017
▪	Top quartile EBITDA growth in 2017 relative to TETRA’s and ISS’ peers
▪	Enhancement to top management team

FINANCIAL PERFORMANCE AND COMPENSATION PRACTICES

Compensation practices are aligned with business strategy

➢

In 2015, when the long-term performance-based incentive cash awards were made, the energy industry was facing the worst downturn in history.  Oil prices fell from $115 to $26 a barrel.  Many of TETRA’s peer companies did not survive.

▪

Important to TETRA’s economic health was the ability to generate cash.  The Compensation Committee (“Committee”) made Cumulative Free Cash Flow a metric for our long-term incentive (“LTI”) Cash awards (50% weight)

▪	The second metric was relative TSR (“RTSR”) (50% weight) gauging relative performance. During the three year measurement period, many of our peers went bankrupt
➢	Competitive equity grant structure including restricted share value was critical to navigating the downturn, ensuring key executives were extended material equity value to off-set lower overall pay
▪	With wage reductions of approximately 20% and curtailment of certain benefits to preserve cash, time-based restricted share grants were used to drive retention value consistent with industry practice
➢	NEOs have a large variable pay component of overall compensation
▪	84% of CEO’s target total direct compensation is ‘at risk’
➢	Structure of TETRA compensation plans is well aligned with energy peers

TETRA financial results are strong compared to peers

➢	Strong post-downturn revenue growth trend
➢	Top quartile EBITDA growth performance vs. TETRA and ISS peer groups
▪	Attained 87.2% of 2017 Adjusted EBITDA target resulting in a bonus for all management employees
➢	2015-2017 relative TSR at 79th percentile against TETRA peers and 66th percentile against ISS peers
➢	TETRA remained free cash flow positive throughout downturn
➢	Highest operating cash flow of ISS identified peers

REALTIVE DEGREE OF ALIGNMENT

CEO pay and TETRA TSR performance versus ISS peer group indicates performance significantly better than pay for three years ending in 2017

Note:  The chart above reflects an analysis by Pearl Meyer using the ISS reported peer group.

100%    TSR PERFORMANCE -percentile rank (3 year)   LOW  PAY  HIGH  PERFORMANCE  TTI  HIGH  PAY  LOW  PERFORMANCE    50%    0%    0%  50%  100%    CEO PAY percentile rank (3 year)

TARGET VS. REALIZED COMPENSATION

2017 increase to CEO realized compensation driven by short-term incentive bonus payout resulting from strong Adjusted EBITDA performance and higher LTI Cash payout stemming from top quartile RTSR performance against TETRA peers.

$4,000    $3,000    $2,000    $1,000    StockOptionsRestrictedStockLong-termCashShort-termCashBaseSalaryTSR $120    $90    $60    $30    Total  Compensation  ($000)    Total  Shareholder  Return  (Indexed  to  $100)    $0  $0    Target  Realized  Target  Realized  Target  Realized  FY2015  FY2016  FY2017